2AZ Putnam International Capital Opportunities Fund attachment
2/28/09 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1
Class A		16,139
Class B		125
Class C		471

72DD2
Class M		108
Class R		426
Class Y		1,887

73A1
Class A		0.467
Class B		0.032
Class C		0.180

73A2
Class M		0.243
Class R		0.461
Class Y		0.556

74U1
Class A		33,627
Class B		3,393
Class C		2,420

74U2
Class M		415
Class R		1,136
Class Y		3,368

74V1
Class A		16.19
Class B		16.10
Class C		16.13

74V2
Class M		16.12
Class R		15.99
Class Y		16.19


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.